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                                                                   EXHIBIT 10.24


        Reference is made to the Contribution Agreement (the "Contribution Agreement") dated as of December 31, 1998 by and among Nextera Enterprises, Inc. ("Nextera"), Lexecon, Inc. ("Lexecon") and Dennis W. Carlton, Daniel R. Fischel, William M. Landes and Andrew M. Rosenfield (together the "Shareholders"). Terms used herein without definition shall have the meanings assigned to them in the Contribution Agreement.

        Knowledge Universe, Inc. ("KU") unconditionally covenants and agrees that if for any reason Nextera fails to redeem all or any portion of the Contingent Shares if and when required under Section 2.1(d)(ii) of the Contribution Agreement (the Contingent Shares as to which any such failure to redeem has occurred being referred to herein as the "Default Shares"), then KU shall pay to the Shareholders on or prior to April 5, 2000 (or, if later, the third business day after the redemption payment is scheduled to be made under
Section 2(d)(ii) of the Contribution Agreement) an amount in cash equal to the aggregate Redemption Price (as calculated under Section 2.1(d)(ii) of the Contribution Agreement) for the Default Shares; provided that 25% of such amount shall be deposited into the Escrow Account as and to the extent required under the Contribution Agreement. To the extent of any payment made by KU to the Shareholders under this paragraph, KU shall succeed to the rights of the Shareholders against Nextera under Section 2(d)(ii) and/or of a creditor of Nextera.

        The Shareholders agree and acknowledge that Nextera may issue to KU warrants to purchase 250,000 shares of Nextera Class A Common Stock in consideration of KU's willingness to enter into this Agreement. The warrants shall have a per share exercise price equal to 80% of the price to the public in the Initial Public Offering; provided, however, if the Initial Public Offering does not occur by August 31, 2000 the exercise price shall be equal to $7.65 (as may be appropriately adjusted for stock splits, stock dividends and similar transactions which may occur after the date of this Agreement). However, KU agrees and acknowledges that its obligations to the Shareholders hereunder are not contingent on KU's receipt of such warrants (or the terms thereof).

        KU also agrees to take all commercially reasonable actions (including consenting to an amendment of the Stockholders Agreement) to implement the arrangements set forth in Section 7.14 of the Contribution Agreement (Special Tag-Along Rights).

December 31, 1998

KNOWLEDGE UNIVERSE, INC.                   /s/ Dennis W. Carlton
                                          ----------------------------------
                                          Dennis W. Carlton

By:  /s/ Stanley E. Maron                   /s/ Daniel R. Fischel
   ----------------------------           ----------------------------------
Its:  Secretary                           Daniel R. Fischel
    ---------------------------

NEXTERA ENTERPRISES, INC.                  /s/ William M. Landes
                                          ----------------------------------
                                          William M. Landes

By:  /s/ Stanley E. Maron                  /s/ Andrew M. Rosenfield
   ----------------------------           ----------------------------------
Its:   Secretary                          Andrew M. Rosenfield
    ---------------------------